AllianceBernstein Global High Income Fund                                                                                                           Exhibit 77C
 [811-07732]

The Annual Meeting of Stockholders of AllianceBernstein Global High Income Fund, Inc. was held on March 30, 2011.

A description of the proposal and number of shares voted at the Meeting are as follows:

1.	To elect a Class Two Directors (term expires in 2011):
Director	Voted for	Authority Withheld
John H. Dobkin William H. Foulk James Guzy	77,077,037 76,983,683 76,980,012	1,994,773 2,088,088 2,091,759